Liberty All-Star Growth Fund, Inc. N-2

Exhibit 99(k)(3)

Addendum to

Administration, Bookkeeping and Pricing Services Agreement

Dated December 18, 2006

Between

ALPS Fund Services, Inc.

and

Liberty All-Star Growth Fund, Inc.

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”), and Liberty All-Star Growth Fund, Inc. (“Fund”).

WHEREAS, ALPS and the Fund have entered into an Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”) dated December 18, 2006;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect ALPS’ and the Fund’s new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Notices. All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203. All references to the Funds’ address at 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Liberty All-Star Growth Fund, Inc.

By:	/s/ Jeremy O. May	By:	/s/ Tané T. Tyler
Name: Jeremy O. May		Name: Tané T. Tyler
Title: Managing Director		Title:	Secretary